Exhibit 99.1

Newmont Announces Third Quarter 2013 Results

Year to date consolidated spending1 down $700 million or 13%; 2013 capital expenditure guidance lowered by $400 million year to date

DENVER--(BUSINESS WIRE)--October 31, 2013--Newmont Mining Corporation (NYSE: NEM) (“Newmont” or the “Company”) today reported attributable net income from continuing operations of $429 million, or $0.86 per share, up 7% from $400 million, or $0.81 per share in the third quarter of 2012. Third quarter results benefited from the sale of the Company’s investment in Canadian Oil Sands Limited for approximately $587 million, resulting in a pretax gain of $280 million. Adjusted net income2 was $227 million, or $0.46 per share, compared with $426 million, or $0.86 per share, for the prior year quarter. Results for the third quarter of 2013 were favorably impacted by higher production from Nevada and Other Australia/New Zealand operations. Improved production and stable operating costs relative to the prior year quarter were offset by declines of 20% and 13%, respectively, in gold and copper prices.

Third Quarter Highlights3

  Consolidated spending1 down $700 million year to date, or 13% compared to the first nine months of 2012;
  All-in sustaining costs4 (“AISC”) of $993 per ounce, down 16% from the prior year quarter;
  Gold and copper costs applicable to sales5 (“CAS”) of $649 per ounce and $2.63 per pound, down 6% and up 11%, respectively, from the prior year quarter;
  Attributable gold and copper production of 1.284 million ounces and 34 million pounds, up 4% and down 3%, respectively, from the prior year quarter; attributable gold and copper sales of 1.261 million ounces and 35 million pounds, up 4% and down 5%, respectively, from the prior year quarter;
  Revenue of $2.0 billion, a decrease of 20% from the prior year quarter;
  Cash flow from continuing operations of $443 million, a decrease of 23% from the prior year quarter;
  Average realized gold and copper prices of $1,322 per ounce and $3.10 per pound, down 20% and 13%, respectively, from the prior year quarter;
  Sold investment in Canadian Oil Sands Limited for $587 million resulting in a pretax gain of $280 million; and
  Fourth quarter gold price-linked dividend of $0.20 per share6 based upon the average London P.M. Gold fix of $1,326 per ounce for the third quarter.

“Our efforts to improve costs and efficiencies are gaining momentum, and we have reduced consolidated spending by $700 million year to date,” said Gary Goldberg, President and Chief Executive Officer. “Strong third quarter production was driven by our Australia / New Zealand operations. Our Nevada operations are also overcoming first half challenges. We remain focused on delivering value over volume at our existing operations as well as profitable growth at our new ones – a great example is Akyem in Ghana where we recently achieved commercial production.”

As previously announced, Newmont has maintained its 2013 attributable gold production outlook of 4.8 to 5.1 million ounces and has revised its attributable copper production outlook to 135 to 145 million pounds. Newmont now expects to be at the low end of its previously announced 2013 outlook for gold CAS of $750 and $825 per ounce inclusive of stockpile write-downs. The Company continues to expect copper CAS of $4.05 and $4.40 per pound, respectively, inclusive of stockpile write-downs. Exclusive of stockpile write-downs, the Company continues to expect gold and copper CAS between $675 and $750 per ounce and $2.25 and $2.50 per pound, respectively.

2013 consolidated capital expenditure outlook has been reduced by $200 million to $2.0 to $2.2 billion or to $1.7 to $1.9 billion on an attributable basis. Consolidated sustaining capital outlook has been reduced by $100 million to $1.2 to $1.3 billion, or to $1.0 to $1.1 billion on an attributable basis.

As previously announced, Newmont’s Board of Directors approved a fourth quarter dividend in accordance with the Company’s gold price-linked dividend policy of $0.20 per share based upon the average London P.M. Fix of $1,326 per ounce for the third quarter.

Operations

North America

North America AISC for the third quarter were $772 per ounce, down 24% over the prior year quarter. AISC were favorably impacted by a 16% reduction in gold CAS per ounce, attributable to lower royalties, higher by-product credits, and higher production, and a 38% reduction of sustaining capital expenditures per ounce.

Nevada – Attributable gold production in Nevada was 468,000 ounces at CAS of $527 per ounce during the third quarter. Gold production increased 2% from the prior year quarter due to higher leach production from Emigrant and Carlin North Area as well as higher grade and throughput at Juniper Mill and Phoenix, partially offset by lower grade and recovery at Mill 5 and lower throughput and recovery at Mill 6 and the Twin Creeks Autoclave. CAS per ounce decreased 20% from the prior year quarter due to higher ounces produced, higher by-product credits, and lower royalties. AISC at Nevada were $722 per ounce, down 29% over the prior year quarter.

The Company is maintaining its 2013 attributable gold production outlook of between 1.7 and 1.8 million ounces at CAS of $600 to $650 per ounce.

La Herradura – Attributable gold production at La Herradura in Mexico was 52,000 ounces at CAS of $765 per ounce during the third quarter. Gold production increased 2% from the prior year quarter due to higher production from Noche Buena and Centauro, essentially offset by lower production from Soledad and Dipolos. CAS per ounce increased 26% from the prior year quarter due to higher waste mining. AISC at La Herradura were $1,173 per ounce, up 15% over the prior year quarter due to an increase in gold CAS per ounce.

The Company now expects to be at the low end of its previously guided 2013 attributable gold production range of between 200,000 and 250,000 ounces and at the high end of its previously guided CAS range of $650 and $700 per ounce inclusive and exclusive of stockpile write-downs.

South America

South America AISC for the third quarter were $1,077 per ounce, or flat over the prior year quarter. AISC were positively impacted by a 63% reduction in sustaining capital expenditures per ounce, partially offset by a 14% increase in gold CAS per ounce.

Yanacocha – Attributable gold production at Yanacocha in Peru was 132,000 ounces at CAS of $591 per ounce during the third quarter. Gold production decreased 28% from the prior year quarter due to lower leach production as a result of placing lower grade leach ore from Tapado Oeste partially offset by higher mill grade from Tapado Oeste. CAS per ounce increased 14% from the prior year quarter due to higher mining costs related to the commencement of production at Cerro Negro and El Tapado Oeste in the fourth quarter 2012 and leach pad write-downs at La Quinua, Yanacocha, and Maqui Maqui. AISC were $996 per ounce, down 2% over the prior year quarter due to lower sustaining capital expenditures per ounce, partially offset by higher gold CAS per ounce.

The Company is maintaining its 2013 attributable gold production outlook of between 475,000 and 525,000 ounces at CAS of $650 to $700 per ounce inclusive of stockpile write-downs and $600 to $650 per ounce exclusive of stockpile write-downs.

La Zanja – Attributable gold production during the third quarter at La Zanja in Peru was approximately 17,000 ounces. The Company continues to expect attributable gold production of 40,000 to 50,000 ounces.

Australia/New Zealand

Australia/New Zealand AISC for the third quarter were $1,068 per ounce, down 14% over the prior year quarter. AISC were positively impacted by an 18% reduction in gold CAS per ounce and 44% reduction in sustaining capital expenditures per ounce at Other Australia/New Zealand operations, partially offset by higher gold CAS per ounce at Boddington.

Boddington – Attributable gold and copper production during the third quarter at Boddington in Australia was 178,000 ounces and 15 million pounds, respectively, at CAS of $1,031 per ounce and $2.23 per pound, respectively. Gold production increased 7% over the prior year quarter due to higher throughput and recovery partially offset by lower ore grade milled. Copper production decreased 6% due to lower mill grade. Gold CAS increased 11% per ounce due to inventory write-downs partially offset by higher production. Copper CAS was marginally lower than the prior year. AISC at Boddington were $1,197 per ounce, up 12% over the prior year quarter.

The Company is maintaining its 2013 attributable gold production outlook of between 700,000 and 750,000 ounces at CAS of $1,050 to $1,150 per ounce including stockpile write-downs and $850 to $950 per ounce excluding stockpile write-downs. The Company now expects attributable copper production of between 60 and 70 million pounds. Copper production outlook has been revised due to lower than expected mill throughput. The Company continues to expect copper CAS of $2.75 to $2.95 per pound including stockpile write-downs and $2.45 to $2.65 per pound excluding stockpile write-downs.

Other Australia/New Zealand – Attributable gold production7 during the third quarter was 289,000 ounces at CAS of $756 per ounce. Gold production increased 26% from the prior year quarter due to higher mill throughput and ore grade from underground sources at Tanami, higher throughput at Waihi, and higher grade and throughput at Kalgoorlie partially offset by lower grade at Jundee. CAS per ounce decreased 19% from the prior year quarter. This was due to higher gold production from Tanami, Waihi and Kalgoorlie partially offset by lower production and higher operating costs at Jundee. AISC were $996 per ounce, down 28% over the prior year quarter due to increased mining productivity and efficiency improvements.

The Company is maintaining its 2013 attributable gold production outlook of between 925,000 and 975,000 ounces at CAS of $1,000 to $1,100 per ounce including stockpile write-downs and $950 to $1,050 per ounce excluding stockpile write-downs.

Indonesia

Indonesia AISC for the third quarter were $1,071 per ounce, down 36% over the prior year quarter due to a 24% reduction in gold CAS per ounce.

Batu Hijau – Attributable gold and copper production during the third quarter at Batu Hijau in Indonesia was 4,000 ounces and 19 million pounds, respectively, at CAS of $846 per ounce and $2.74 per pound, respectively. Gold production decreased 44% due to processing lower grade ore, lower recovery, and lower mill throughput. Copper production was in line due to higher copper mill recovery. Total tons mined increased by 12% as Phase 6 waste removal continues as planned. Gold CAS decreased 24% per ounce due to lower costs allocated to gold on a co-product basis, lower operating costs and royalties, partially offset by lower production. Copper CAS increased 15% per pound due to higher costs allocated to copper on a co-product basis.

The Company is maintaining its 2013 attributable gold production outlook of between 20,000 and 30,000 at CAS of $2,100 to $2,300 per ounce including stockpile write-downs and $900 to $1,000 per ounce excluding stockpile write-downs. The Company now expects attributable copper production of between 70 to 75 million pounds. Copper production outlook has been revised due to lower than expected mill throughput and grades. The Company continues to expect copper CAS of $4.70 to $5.10 per pound including stockpile write-downs and $2.20 to $2.40 per pound excluding stockpile write-downs.

Africa

Africa AISC for the third quarter were $836 per ounce, down 22% over the prior year quarter. AISC were favorably impacted by a 9% reduction in gold CAS and 22% reduction in sustaining capital expenditures per ounce.

Ahafo – Attributable gold production during the third quarter was 144,000 ounces at CAS of $513 per ounce. Gold production increased 10% from the prior year quarter due to higher mill recovery partially offset by lower grade. CAS per ounce decreased 9% from the prior year quarter due to higher ounces produced partially offset by higher mining and milling costs. AISC at Ahafo were $801 per ounce, down 19% over the prior year quarter.

The Company is maintaining its 2013 attributable gold production outlook of between 525,000 and 575,000 ounces at CAS of $550 to $600 per ounce.

Akyem – The Akyem project achieved commercial production in October. The Company is maintaining its 2013 attributable gold production outlook of between 50,000 and 100,000 ounces at CAS of $450 to $500 per ounce.

Capital Update

2013 consolidated capital expenditures outlook was reduced by another $200 million during the third quarter in addition to the $200 million reduction earlier this year. The Company now expects consolidated capital expenditures of between $2.0 to $2.2 billion ($1.7 to $1.9 billion attributable to Newmont). For the first nine months of 2013, capital expenditures in North America were primarily related to the construction of the Phoenix Copper Leach project, the development of the Turf Vent Shaft project, surface and underground mine development and infrastructure improvements in Nevada, as well as mill expansion capital in Mexico. Capital expenditures in South America were primarily related to the Conga and Merian projects, surface mine development, leach pad and other infrastructure improvements and equipment purchases. The majority of capital expenditures in Australia and New Zealand were for underground mine development, tailings facility construction, mining equipment purchases and infrastructure improvements. Capital expenditures in Batu Hijau were primarily for equipment and equipment component purchases. Capital expenditures in Africa were related to Akyem development, the Subika expansion project and the Ahafo Mill expansion project, as well as equipment purchases and surface mine development at Ahafo.

	Attributable Production	Consolidated CAS inclusive of stockpile write- downs	Consolidated CAS exclusive of stockpile write- downs	Consolidated Capital Expenditures	Attributable Capital Expenditures

Region	(Kozs, Mlbs)	($/oz, $/lb)[b]	($/oz, $/lb)[b]	($M)[c]	($M)[c]
Nevada[a]	1,700 - 1,800	$600 - $650	$600 - $650	$500 - $550	$500 - $550
La Herradura	200 - 250	$650 - $700	$650 - $700	$125 - $175	$125 - $175
North America	1,900 - 2,000	$600 - $650	$600 - $650	$625 - $675	$625 - $675
Yanacocha	475 - 525	$650 - $700	$600 - $650	$225 - $275	$100 - $150
La Zanja	40 - 50
Conga				$200 - $250	$100 - $125
South America	550 - 600	$650 - $700	$600 - $650	$425 - $525	$200 - $275
Boddington	700 - 750	$1,050 - $1,150	$850 - $950	$100 - $150	$100 - $150
Other Australia/NZ	925 - 975	$1,000 - $1,100	$950 - $1,050	$175 - $225	$175 - $225
Australia/ New Zealand	1,625 - 1,725	$1,000 - $1,100	$900 - $1,000	$275 - $325	$275 - $325
Batu Hijau, Indonesia[d]	20 - 30	$2,100 - $2,300	$900 - $1,000	$75 - $125	$25 - $75
Ahafo	525 - 575	$550 - $600	$550 - $600	$225 - $275	$225 - $275
Akyem	50 - 100	$450 - $500	$450 - $500	$225 - $275	$225 -$275
Africa	625 - 675	$525 - $575	$525 - $575	$475 - $525	$475 - $525
Corporate/Other				$20 - $30	$20 - $30
Total Gold	4,800 - 5,100	$750 - $825	$675 - $750	$2,000 - $2,200	$1,700 - $1,900
Boddington	60 - 70	$2.75 - $2.95	$2.45 - $2.65
Batu - Hijau	70 - 75	$4.70 - $5.10	$2.20 - $2.40
Total Copper	135 - 145	$4.05 - $4.40	$2.25 - $2.50

[a]Nevada CAS includes by-product credits from an estimated 30-40 million pounds of copper production at Phoenix, net of treatment and refining charges.
[b]2013 Attributable CAS Outlook is $750 - $825 per ounce inclusive of stockpile write-downs or $675 - $750 per ounce exclusive of stockpile write-downs. CAS Outlook is inclusive of hedge gains and losses.
[c]Excludes capitalized interest of approximately $88 million, consolidated and attributable.
[d]Assumes Batu Hijau economic interest of 48.5% for 2013, subject to final divestiture obligations.

2013 Expense Outlook[8]

	Consolidated Expenses	Attributable Expenses
Description
	($M)	($M)
General & Administrative	$180 - $230	$180 - $230
DD&A excluding stockpile write-downs	$1,050 - $1,100	$900 - $950
DD&A including stockpile write-downs	$1,250 - $1,300	$1,000 - $1,050
Exploration Expense	$250 - $300	$225 - $275
Advanced Projects & R&D	$250 - $300	$225 - $275
Other Expense	$300 - $350	$200 - $250
Sustaining Capital	$1,200 - $1,300	$1,000 - $1,100
Interest Expense	$275 - $325	$250 - $300
Tax Rate[a]	0% - 5%	0% - 5%
All-in sustaining cost excluding stockpile write-downs ($/ounce)[b]	$1,100 - $1,200	$1,100 - $1,200
All-in sustaining cost including stockpile write-downs ($/ounce)[b]	$1,100 - $1,200	$1,100 - $1,200

[a]Although, the Company expects to remain in a pretax loss for the year, it does not anticipate being in an overall tax benefit position. Income tax expense equal to 0-5% of the loss is projected. This projected expense primarily relates to mining taxes in Nevada and Peru.
[b]All-in sustaining cost (“AISC”) is a non-GAAP metric defined as the sum of cost applicable to sales (including all direct and indirect costs related to current gold production incurred to execute on the current mine plan), remediation costs (including operating accretion and amortization of asset retirement costs), G&A, exploration expense, advanced projects and R&D, other expense, net of one-time adjustments and sustaining capital. Note that the Company has updated this metric to now include the sum of costs associated with producing and selling an ounce of gold, exclusively, from all operations. See the AISC disclosure starting on page 15 of this release.

[1]Non-GAAP measure. See page 18 for reconciliation to costs applicable to sales which was $3,733 million and $3,107 million for the nine months ended September 30, 2013 and 2012, respectively.
[2]Non-GAAP measure. See page 13 for reconciliation to net income attributable to stockholders which was ($1,296) million and $1,136 million for the nine months ended September 30, 2013 and 2012, respectively.
[3]Amounts reported are on a consolidated basis, unless otherwise indicated.
[4]Non-GAAP measure. See pages 15 to 18 for reconciliation to gold costs applicable to sales which was $885 million and $950 million for the three months ended September 30, 2013 and 2012, respectively.
5CAS excludes Amortization and Reclamation and remediation. See pages 13 to 14.
[6]Payable on December 27, 2013 to shareholders of record as of December 5, 2013.
[7]Includes 14,000 and 7,000 attributable ounces in the third quarter 2013 and 2012, respectively, from our interest in Duketon.

[8]2013 Outlook and 2013 Expense Outlook referenced in this release are based upon management’s good faith estimates as of October 31, 2013, and are considered “forward-looking statements.” References to outlook guidance are based on current mine plans, assumptions including, without limitation, metal prices, oil prices, Australian dollar exchange rate, current geotechnical, metallurgical, hydrological and other physical conditions, which are subject to risk and uncertainty as discussed in the “Cautionary Statement” on page 19 and in the section entitled “Risk Factors” in the Company’s Form 10-K filed with the SEC on February 22, 2013.

NEWMONT MINING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(unaudited, in millions except per share)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Sales	$1,983	$2,480	$6,153	$7,392

Costs and expenses
Costs applicable to sales (1)	1,036	1,088	3,733	3,107
Amortization	299	272	981	751
Reclamation and remediation	20	17	56	49
Exploration	60	115	195	309
Advanced projects, research and development	67	74	165	258
General and administrative	48	51	158	162
Write-downs	3	-	2,265	-
Other expense, net	84	131	260	377
	1,617	1,748	7,813	5,013
Other income (expense)
Other income, net	290	52	366	121
Interest expense, net	(76)	(67)	(211)	(190)
	214	(15)	155	(69)
Income (loss) before income and mining tax and other items	580	717	(1,505)	2,310
Income and mining tax benefit (expense)	(154)	(228)	(10)	(746)
Equity loss of affiliates	1	(9)	(6)	(39)
Income (loss) from continuing operations	427	480	(1,521)	1,525
Income (loss) from discontinued operations	(21)	(33)	53	(104)
Net income (loss)	406	447	(1,468)	1,421
Net loss (income) attributable to noncontrolling interests	2	(80)	172	(285)
Net income (loss) attributable to Newmont stockholders	$408	$367	$(1,296)	$1,136

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$429	$400	$(1,349)	$1,240
Discontinued operations	(21)	(33)	53	(104)
	$408	$367	$(1,296)	$1,136
Income (loss) per common share
Basic:
Continuing operations	$0.86	$0.81	$(2.72)	$2.50
Discontinued operations	(0.04)	(0.07)	0.11	(0.21)
	$0.82	$0.74	$(2.61)	$2.29
Diluted:
Continuing operations	$0.86	$0.81	$(2.72)	$2.48
Discontinued operations	(0.04)	(0.07)	0.11	(0.21)
	$0.82	$0.74	$(2.61)	$2.27

Cash dividends declared per common share	$0.25	$0.35	$1.025	$1.05

_____________________________________________________________

(1) Excludes Amortization and Reclamation and remediation.

NEWMONT MINING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Operating activities:
Net income (loss)	$406	$447	$(1,468)	$1,421
Adjustments:
Amortization	299	272	981	751
Stock based compensation and other non-cash benefits	17	19	55	55
Reclamation and remediation	20	17	56	49
Loss (income) from discontinued operations	21	33	(53)	104
Write-downs	3	-	2,265	-
Impairment of marketable securities	41	7	52	39
Deferred income taxes	(51)	13	(570)	25
Gain on asset and investment sales, net	(281)	(2)	(282)	(12)
Other operating adjustments and write-downs	65	43	697	149
Net change in operating assets and liabilities	(97)	(271)	(558)	(1,039)
Net cash provided from continuing operations	443	578	1,175	1,542
Net cash used in discontinued operations	(3)	(4)	(14)	(12)
Net cash provided from operations	440	574	1,161	1,530
Investing activities:
Additions to property, plant and mine development	(408)	(816)	(1,528)	(2,394)
Acquisitions, net	-	-	(13)	(22)
Sale of marketable securities	587	103	588	209
Purchases of marketable securities	-	(13)	(1)	(209)
Proceeds from sale of other assets	6	-	55	13
Other	(17)	(11)	(38)	(48)
Net cash used in investing activities	168	(737)	(937)	(2,451)
Financing activities:
Proceeds from debt, net	275	-	1,262	3,343
Repayment of debt	(526)	(15)	(1,060)	(1,956)
Payment of conversion premium on debt	-	-	-	(172)
Proceeds from stock issuance, net	-	5	2	20
Sale of noncontrolling interests	-	-	32	-
Acquisition of noncontrolling interests	(3)	-	(13)	-
Dividends paid to noncontrolling interests	-	-	(2)	(3)
Dividends paid to common stockholders	(124)	(174)	(509)	(521)
Other	(1)	(1)	(4)	(2)
Net cash provided from financing activities	(379)	(185)	(292)	709
Effect of exchange rate changes on cash	(2)	-	(18)	1
Net change in cash and cash equivalents	227	(348)	(86)	(211)
Cash and cash equivalents at beginning of period	1,248	1,897	1,561	1,760
Cash and cash equivalents at end of period	$1,475	$1,549	$1,475	$1,549

NEWMONT MINING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	At September 30,	At December 31,
	2013	2012
ASSETS
Cash and cash equivalents	$1,475	$1,561
Trade receivables	215	283
Accounts receivable	257	577
Investments	91	86
Inventories	793	796
Stockpiles and ore on leach pads	794	786
Deferred income tax assets	213	195
Other current assets	1,383	1,661
Current assets	5,221	5,945
Property, plant and mine development, net	16,322	18,010
Investments	540	1,446
Stockpiles and ore on leach pads	2,851	2,896
Deferred income tax assets	1,038	481
Other long-term assets	827	872
Total assets	$26,799	$29,650
LIABILITIES
Debt	$587	$10
Accounts payable	545	657
Employee-related benefits	316	339
Income and mining taxes	98	51
Other current liabilities	1,712	2,084
Current liabilities	3,258	3,141
Debt	5,949	6,288
Reclamation and remediation liabilities	1,479	1,457
Deferred income tax liabilities	758	858
Employee-related benefits	384	586
Other long-term liabilities	429	372
Total liabilities	12,257	12,702
Commitments and contingencies
EQUITY
Common stock	789	787
Additional paid-in capital	8,439	8,330
Accumulated other comprehensive income (loss)	(56)	490
Retained earnings	2,361	4,166
Newmont stockholders’ equity	11,533	13,773
Noncontrolling interests	3,009	3,175
Total equity	14,542	16,948
Total liabilities and equity	$26,799	$29,650

Regional Operating Statistics
Production Statistics Summary
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Consolidated gold ounces produced (thousands):
North America
Nevada	468	457	1,233	1,270
La Herradura	52	51	161	164
	520	508	1,394	1,434
South America
Yanacocha	256	354	833	1,110

Australia/New Zealand
Boddington	178	166	525	508
Other Australia/New Zealand	275	222	753	694
	453	388	1,278	1,202

Indonesia
Batu Hijau	9	16	36	54

Africa
Ahafo	144	131	408	438
	1,382	1,397	3,949	4,238

Consolidated copper pounds produced (millions):
Boddington	15	16	50	48
Batu Hijau	39	39	115	124
	54	55	165	172

Attributable gold ounces produced (thousands):
North America
Nevada	468	457	1,233	1,270
La Herradura	52	51	161	164
	520	508	1,394	1,434
South America
Yanacocha	132	182	428	570
Other South America Equity Interests	17	14	49	40
	149	196	477	610

Australia/New Zealand
Boddington	178	166	525	508
Other Australia/New Zealand	275	222	753	694
Other Australia/New Zealand Equity Interests	14	7	43	16
	467	395	1,321	1,218

Indonesia
Batu Hijau	4	7	17	26

Africa
Ahafo	144	131	408	438
	1,284	1,237	3,617	3,726

Attributable copper pounds produced (millions):
Boddington	15	16	50	48
Batu Hijau	19	19	56	60
	34	35	106	108

CAS and Capital Expenditures
Gold Costs Applicable to Sales ($/ounce) (1)	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
North America
Nevada	$527	$661	$651	$661
La Herradura	765	608	755	585
	550	655	663	652
South America
Yanacocha	591	520	608	481

Australia/New Zealand
Boddington	1,031	928	1,071	886
Other Australia/New Zealand	756	931	939	850
	854	930	995	866
Indonesia
Batu Hijau	846	1,115	2,487	985
Africa
Ahafo	513	561	554	571
Average	$649	$693	$763	$664
Attributable to Newmont	$654	$716	$773	$689
Copper Costs Applicable to Sales ($/pound) (1)
Boddington	$2.23	$2.29	$2.65	$2.33
Batu Hijau	2.74	2.38	5.60	2.19
Average	$2.63	$2.38	$4.61	$2.23
Attributable to Newmont	$2.56	$2.35	$4.09	$2.23
(1)Consolidated Costs applicable to sales excludes Amortization and Reclamation and remediation.

Consolidated Capital Expenditures ($ million)	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
North America
Nevada	$117	$149	$360	$489
La Herradura	18	21	82	50
Other North America	1	1	1	31
	136	171	443	570
South America
Yanacocha	47	149	136	392
Conga	23	125	184	467
Other South America	28	34	65	54
	98	308	385	913
Australia/New Zealand
Boddington	27	25	81	77
Other Australia/New Zealand	40	81	123	226
	67	106	204	303
Indonesia
Batu Hijau	26	37	82	98
	26	37	82	98
Africa
Ahafo	23	68	139	176
Akyem	50	116	209	305
	73	184	348	481
Corporate and Other	-	5	7	22
Total - Accrual Basis	$400	$811	$1,469	$2,387
Change in Capital Accrual	8	5	59	7
Total - Cash Basis	$408	$816	$1,528	$2,394
Attributable to Newmont (Accrual Basis)	$353	$659	$1,271	$1,919

Supplemental Information

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by Generally Accepted Accounting Principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Reconciliation of Adjusted Net Income to GAAP Net Income

Management uses the non-GAAP financial measure Adjusted net income to evaluate the Company’s operating performance, and for planning and forecasting future business operations. The Company believes the use of Adjusted net income allows investors and analysts to compare the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the production and sale of minerals to similar operating results of other mining companies, by excluding exceptional or unusual items, income or loss from discontinued operations and the permanent impairment of assets, including marketable securities and goodwill. Management’s determination of the components of Adjusted net income are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts.

Net income attributable to Newmont stockholders is reconciled to Adjusted net income as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net income (loss) attributable to Newmont stockholders	$408	$367	$(1,296)	$1,136
Loss (income) from discontinued operations	21	33	(53)	104
Impairments	29	7	1,530	38
Tax valuation allowance	-	-	535	-
TMAC transaction costs	-	-	30	-
Restructuring and other	12	20	28	20
Asset sales	(243)	(1)	(243)	(8)
Boddington contingent consideration	-	-	-	8
Adjusted net income	$227	$426	$531	$1,298
Adjusted net income per share, basic	$0.46	$0.86	$1.07	$2.62
Adjusted net income per share, diluted	$0.46	$0.85	$1.07	$2.60

Net income (loss) attributable to Newmont stockholders for the three and nine months ended September 30, 2013 was impacted by stockpile and leach pad write-downs of $35 and $310, respectively, net of tax and minority interest, which is not reflected in the table above.

CAS per Ounce/Pound

Costs applicable to sales per ounce/pound are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and copper by gold ounces or copper pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on both a consolidated and attributable to Newmont basis. Attributable costs applicable to sales are based on our economic interest in production from our mines. For operations where we hold less than a 100% economic share in the production, we exclude the share of gold or copper production attributable to the noncontrolling interest. We include attributable costs applicable to sales per ounce/pound to provide management, investors and analysts with information with which to compare our performance to other gold producers. Costs applicable to sales per ounce/pound statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

Net attributable costs applicable to sales per ounce measures the benefit of copper produced in conjunction with gold, as a credit against the cost of producing gold. A number of other gold producers present their costs net of the contribution from copper and other non-gold sales. We believe that including a measure on this basis provides management, investors and analysts with information with which to compare our performance to other gold producers, and to better assess the overall performance of our business. In addition, this measure provides information to enable investors and analysts to understand the importance of non-gold revenues to our cost structure.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.

Costs applicable to sales per ounce
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Costs applicable to sales:
Consolidated per financial statements(1)	$885	$950	$3,012	$2,746
Noncontrolling interests(2)	(81)	(99)	(289)	(278)
Attributable to Newmont	$804	$851	$2,723	$2,468

Gold sold (thousand ounces):
Consolidated	1,365	1,370	3,948	4,138
Noncontrolling interests(2)	(135)	(181)	(424)	(554)
Attributable to Newmont	1,230	1,189	3,524	3,584

Costs applicable to sales per ounce:
Consolidated	$649	$693	$763	$664
Attributable to Newmont	$654	$716	$773	$689

(1)Includes by-product credits of $67 and $155 in the third quarter and first nine months of 2013, respectively and $57 and $165 in the third quarter and first nine months of 2012, respectively.
(2)Relates to partners' interests in Batu Hijau and Yanacocha.

Costs applicable to sales per pound
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Costs applicable to sales:
Consolidated per financial statements(1)	$151	$138	$721	$361
Noncontrolling interests(2)	(63)	(51)	(300)	(131)
Attributable to Newmont	$88	$87	$421	$230

Copper sold (million pounds):
Consolidated	57	58	156	162
Noncontrolling interests(2)	(22)	(21)	(53)	(59)
Attributable to Newmont	35	37	103	103

Costs applicable to sales per pound:
Consolidated	$2.63	$2.38	$4.61	$2.23
Attributable to Newmont	$2.56	$2.35	$4.09	$2.23

(1)Includes by-product credits of $1 and $3 in the third quarter and first nine months of 2013, respectively and $3 and $8 in the third quarter and first nine months of 2012, respectively.
(2)Relates to partners' interests in Batu Hijau.

Net attributable costs applicable to sales per ounce
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Attributable costs applicable to sales:
Gold	$804	$851	$2,723	$2,468
Copper	88	87	421	230
	892	938	3,144	2,698

Copper revenue:
Consolidated	(178)	(206)	(461)	(569)
Noncontrolling interests(1)	70	75	157	209
	(108)	(131)	(304)	(360)
Net attributable costs applicable to sales	$784	$807	$2,840	$2,338

Attributable gold ounces sold (thousands)	1,230	1,189	3,524	3,584
Net attributable costs applicable to sales per ounce	$637	$679	$806	$652

(1)Relates to partners' interests in Batu Hijau.

All-In Sustaining Costs

Newmont has worked to develop a metric that expands on GAAP measures such as cost of goods sold and non-GAAP measures to provide visibility into the economics of our gold mining operations related to expenditures, operating performance and the ability to generate cash flow from operations.

Current GAAP-measures used in the gold industry, such as cost of goods sold, do not capture all of the expenditures incurred to discover, develop, and sustain gold production. Therefore, we believe that all-in sustaining costs and attributable all-in sustaining costs are non-GAAP measures that provide additional information to management, investors, and analysts that aid in the understanding of the economics of our operations and performance compared to other gold producers and in the investor’s visibility by better defining the total costs associated with producing gold.

All-in sustaining cost (“AISC”) amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks such as in International Financial Reporting Standards (“IFRS”), or by reflecting the benefit from selling non-gold metals as a reduction to AISC. Differences may also arise related to definitional differences of sustaining versus development capital activities based upon each company’s internal policies.

The following disclosure provides information regarding the adjustments made in determining the All-in sustaining costs measure:

Cost Applicable to Sales - Includes all direct and indirect costs related to current gold production incurred to execute the current mine plan. It is accounted for on an accrual basis and excludes Amortization and Reclamation and remediation, which is consistent with our presentation of Costs Applicable to Sales (“CAS”) on the Statement of Consolidated Income. In determining All-in sustaining costs, only the CAS associated with producing and selling an ounce of gold is included in the measure. Therefore, the amount of gold CAS included in AISC is derived from the CAS presented in the Company’s Statement of Consolidated Income less the amount of CAS attributable to the production of copper at our Boddington and Batu Hijau mines. The copper CAS at those mine sites is disclosed in Note 3 – Segments that accompanies the Consolidated Financial Statements in the Company’s Form 10-Q in the quarter ended September 30, 2013, which is expected to be filed on October 31, 2013. The allocation of CAS between gold and copper at the Boddington and Batu Hijau mines is based upon the relative percentage of copper and gold sold during the period.

Remediation Costs - Includes accretion expense related to asset retirement obligations (“ARO”) and the amortization of the related Asset Retirement Cost (“ARC”) for the Company’s operating properties recorded as an ARC asset. Accretion related to ARO and the amortization of the ARC assets for reclamation and remediation do not reflect annual cash outflows but are calculated in accordance with GAAP. The accretion and amortization reflect the periodic costs of reclamation and remediation associated with current gold production and are therefore included in the measure. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Boddington and Batu Hijau mines.

Advanced Projects and Exploration - Includes incurred expenses related to projects that are designed to increase or enhance current gold production and gold exploration. We note that as current resources are depleted, exploration and advance projects are necessary for us to replace the depleting reserves or enhance the recovery and processing of the current reserves. As this relates to sustaining our gold production, and is considered a continuing cost of a mining company, these costs are included in the AISC measure. These costs are derived from the Advanced projects, research and development and Exploration amounts presented in the Company’s Statement of Consolidated Income less the amount attributable to the production of copper at our Boddington and Batu Hijau mines. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Boddington and Batu Hijau mines.

General and Administrative - Includes cost related to administrative tasks not directly related to current gold production, but rather related to support our corporate structure and fulfilling our obligations to operate as a public company. Including these expenses in the AISC metric provides visibility of the impact that general and administrative activities have on current operations and profitability on a per ounce basis.

Other Expense, net - Includes costs related to regional administration and community development to support current gold production. We exclude certain exceptional or unusual expenses from Other expense, net, such as restructuring, as these are not indicative to sustaining our current gold operations. Furthermore, this adjustment to Other expense, net is also consistent with the nature of the adjustments made to Net income (loss) as disclosed in the Company’s non-GAAP financial measure Adjusted net income (loss). The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Boddington and Batu Hijau mines.

Sustaining Capital - We determined sustaining capital as those capital expenditures that are necessary to maintain current gold production and execute the current mine plan. Capital expenditures to develop new operations, or related to projects at existing operations where these projects will enhance gold production or reserves, are considered development. We determined the breakout of sustaining and development capital costs based on a systematic review of our project portfolio in light of the nature of each project. Sustaining capital costs are relevant to the AISC metric as these are needed to maintain the Company’s current gold operations and provide improved transparency related to our ability to finance these expenditures from current operations. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Boddington and Batu Hijau mines.

	Costs		Advanced		Other		All-In	Ounces	All-In Sustaining
Three Months Ended	Applicable	Remediation	Projects and	General and	Expense,	Sustaining	Sustaining	Sold	Costs
September 30, 2013	to Sales(1)(2)	Costs(3)	Exploration	Administrative	Net(4)	Capital(5)	Costs	(000)(6)	per ounce

Nevada	$251	$3	$25	$-	$5	$62	$346	479	$722
La Herradura	40	-	10	-	-	11	61	52	1,173
Other North America	-	-	1	-	1	1	3	-
North America	291	3	36	-	6	74	410	531	772

Yanacocha	154	23	9	-	36	38	260	261	996
Conga	-	-	15	-	3	-	18	-
Other South America	-	-	4	-	(1)	-	3	-
South America	154	23	28	-	38	38	281	261	1,077
Attributable to Newmont							146	133	1,098

Boddington	152	2	1	-	1	20	176	147	1,197
Other Australia/New Zealand	202	7	7	-	8	41	265	266	996
Australia/New Zealand	354	9	8	-	9	61	441	413	1,068

Batu Hijau	11	-	1	-	-	3	15	14	1,071
Indonesia	11	-	1	-	-	3	15	14	1,071
Attributable to Newmont							8	7	1,071

Ahafo	75	-	12	-	7	23	117	146	801
Akyem	-	-	2	-	-	-	2	-
Other Africa	-	-	3	-	-	-	3	-
Africa	75	-	17	-	7	23	122	146	836

Corporate and Other	-	-	36	48	2	1	87	-
Consolidated	$885	$35	$126	$48	$62	$200	$1,356	1,365	$993
Attributable to Newmont(6)							$1,214	1,230	$987

(1)Excludes Amortization and Reclamation and remediation.
(2)Includes stockpile and leachpad write-downs of $3 at Nevada, $10 at Yanacocha, $20 at Boddington, and $2 at Batu Hijau.
(3)Remediation costs include operating accretion and amortization of asset retirement costs.
(4)Other expense, net is adjusted for restructuring of $20.
(5)Excludes capital expenditures for the following development projects: Phoenix Copper Leach, Turf Vent Shaft, Yanacocha Bio Leach, Conga, Merian, Ahafo Mill Expansion, and Akyem for 2013.
(6)Excludes our attributable production from La Zanja and Duketon.

	Costs		Advanced		Other		All-In	Ounces	All-In Sustaining
Three Months Ended	Applicable	Remediation	Projects and	General and	Expense,	Sustaining	Sustaining	Sold	Costs
September 30, 2012	to Sales(1)(2)	Costs(3)	Exploration	Administrative	Net(4)	Capital(5)	Costs	(000)(6)	per ounce

Nevada	$292	$3	$47	$-	$7	$101	$450	442	$1,018
La Herradura	31	-	11	-	-	10	52	51	1,020
Other North America	-	-	1	-	-	-	1	-	-
North America	323	3	59	-	7	111	503	493	1,020

Yanacocha	185	8	14	-	13	142	362	356	1,017
Conga	-	-	9	-	-	-	9	-	-
Other South America	-	-	15	-	2	(1)	16	-	-
South America	185	8	38	-	15	141	387	356	1,087
Attributable to Newmont							206	183	1,126

Boddington	155	2	2	-	-	19	178	167	1,066
Other Australia/New Zealand	201	6	23	-	11	59	300	216	1,389
Australia/New Zealand	356	8	25	-	11	78	478	383	1,248

Batu Hijau	17	1	1	-	1	5	25	15	1,667
Indonesia	17	1	1	-	1	5	25	15	1,667
Attributable to Newmont							10	7	1,667

Ahafo	69	1	20	-	7	25	122	123	992
Akyem	-	-	6	-	-	-	6	-	-
Other Africa	-	-	3	-	-	-	3	-	-
Africa	69	1	29	-	7	25	131	123	1,065

Corporate and Other	-	-	30	51	6	4	91	-	-
Consolidated	$950	$21	$182	$51	$47	$364	$1,615	1,370	$1,179
Attributable to Newmont(6)							$1,419	1,189	$1,193

(1)Excludes Amortization and Reclamation and remediation.
(2)Includes stockpile and leach pad write-downs of $2 at Yanacocha and $2 at Other Australia/New Zealand.
(3)Remediation costs include operating accretion and amortization of asset retirement costs.
(4)Other expense, net is adjusted for Hope Bay care and maintenance of $27 and restructuring of $48.
(5)Excludes capital expenditures for the following development projects: Phoenix Copper Leach, Turf Vent Shaft, Emigrant, Yanacocha Bio Leach, Conga, Merian, Tanami Shaft, Ahafo Mill Expansion, and Akyem for 2012.
(6)Excludes our attributable production from La Zanja and Duketon.

Consolidated Spending ($M)	Nine Months Ended September 30,
	2013	2012
Cost applicable to sales	$3,733	$3,107
Stockpile write-downs	(624)	(26)
Advanced projects, research and development, and Exploration	360	567
General and administrative	158	162
Other expense, net(1)	167	188
Sustaining capital	754	1,243
Consolidated Spending	$4,548	$5,241

(1)Other expense, net is adjusted for restructuring of $50, TMAC transaction costs of $45, and Hope Bay care and maintenance of ($2) for 2013; 2012 other expense, net is adjusted for Hope Bay care and maintenance of $129, Boddington contingent consideration of $12, and restructuring costs of $48.

Conference Call Information

A conference call will be held on Friday, November 1, 2013 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time); it will also be carried on the Company's website.

Conference Call Details

Dial-In Number	888.566.1822
Intl Dial-In Number	312.470.7116
Leader	John Seaberg
Passcode	Newmont
Replay Number	888.566.0132
Intl Replay Number	402.998.0854
Replay Passcode	2013

Webcast Details

URL	http://services.choruscall.com/links/newmont131101.html

The third quarter 2013 results and related financial and statistical information will be available after the market close on Thursday, October 31, 2013 on the “Investor Relations” section of the Company’s website, www.newmont.com. Additionally, the conference call will be archived for a limited time on the Company’s website.

Cautionary Statement Regarding Forward-Looking Statements, Including 2013 Outlook:

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements may include, without limitation: (i) estimates of future production and sales; (ii) estimates of future costs applicable to sales and All-in sustaining costs; (iii) estimates of future consolidated and attributable capital expenditures; (iv) plans and expectations to reduce costs and expenditures; and (v) expectations regarding the development, growth and exploration potential of the Company’s projects. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, as well as other the exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper and oil; (vi) prices for key supplies being approximately consistent with current levels; and (vii) the accuracy of our current mineral reserve and mineral resource estimates. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements.” Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks, community relations, conflict resolution and outcome of projects or oppositions and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company’s 2012 Annual Report on Form 10-K, filed on February 22, 2013, with the Securities and Exchange Commission, as well as the Company’s other SEC filings. Investors are also encouraged to review this release in conjunction with the Form 10-Q expected to be filed with the SEC on October 31, 2013. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors' own risk.

CONTACT:
Newmont Mining Corporation
Investor Contacts
John Seaberg, 303-837-5743
john.seaberg@newmont.com
or
Allysa Howell, 303-837-6049
allysa.howell@newmont.com
or
Media Contacts
Omar Jabara, 303-837-5114
omar.jabara@newmont.com
or
Diane Reberger, 303-967-9455
diane.reberger@newmont.com